PROCENTURY CORPORATION ANNOUNCES
THIRD QUARTER RESULTS

COLUMBUS, OHIO, NOVEMBER 8, 2004 — ProCentury Corporation (NASDAQ: PROS), a specialty property and casualty insurance holding company, today announced financial results for the three months and nine months ended September 30, 2004.

Highlights from the third quarter of 2004 include the following:

•	Gross written premium of $50.0 million, up 38.5% from the same period a year ago

•	Premiums earned for the quarter of $39.5 million, up 40.0% over the third quarter of 2003

•	Expense ratio of 30.1% compared to 38.0% for the third quarter of 2003

•	Loss ratio of 62.0% compared to 60.7% for the same period a year ago; year-to-date loss ratio of 60.0% compared to 80.4% for the nine months ended September 30, 2003

•	Investment income of $2.7 million representing an increase of 61.7% over the third quarter of 2003

Edward Feighan, ProCentury’s Chief Executive Officer said, “We are very pleased with the results of our third quarter. Premium growth was solid, we continued to strengthen our distribution network and we had relatively limited losses attributed to the third quarter hurricanes due to our vigilant practice of excluding wind coverage in Florida and within two counties of the Gulf of Mexico.”

“Additionally, we are pleased to announce that we have been approved to commence business in the State of New York which brings our geographic reach into 48 states and the District of Columbia.”

Three Month Financial Results

ProCentury’s net income for the third quarter of 2004 was $3.7 million or $0.28 per diluted share compared to net income of $3.5 million or $0.70 per diluted share based on the historical weighted average shares outstanding for the third quarter of 2003. Income before minority interest and income taxes, which also excludes discontinued operations, was $5.5 million for the three months ended September 30, 2004 compared to $2.0 million for the same period in 2003.

Gross written premium increased to $50.0 million for the quarter ended September 30, 2004, up 38.5% from $36.1 million for the same period in 2003. The Company’s property and casualty (P/C) segment represents 99.6% of our total gross written premium. Property gross written premium represented $18.3 million or 36.7% of the third quarter P/C gross written premium while casualty gross written premium made up $31.5 million

www.ProCentury.com	465 Cleveland Avenue, Westerville, Ohio 43082 Phone: 614/895-2000 Fax: 614/895-2707

or 63.3% of the total. Net premium earned was $39.5 million in the third quarter of 2004 up 40.0% compared with $28.2 million for the third quarter of 2003.

The combined ratio was 92.1% for the quarter ended September 30, 2004, compared to 98.7% for the third quarter of 2003.

Nine Month Financial Results

For the first nine months of 2004, ProCentury’s net income was $9.6 million or $0.98 per diluted share compared to a net loss of $3.0 million or ($0.59) per diluted share based on the historical weighted average shares outstanding for the nine months ended September 30, 2003. Income before minority interest and income taxes, which also excludes discontinued operations, was $14.1 million for the nine months ended September 30, 2004 compared to a loss of $8.0 million for the same period of 2003.

Gross written premium was $142.1 million for the nine months ended September 30, 2004 was up 30.1% from $109.2 million for the same period of 2003. The Company’s P/C segment represented 99.5% of its gross written premium for the nine months ended September 30, 2004. Property gross written premium represented $51.3 million or 36.3% of P/C gross written premium for the nine months ended September 30, 2004 while casualty gross written premium was $90.1 million or 63.7% of the total. Net premium earned was $107.4 million in the first nine months of 2004, up 38.1% compared with $77.8 million reported for the same period of 2003.

The combined ratio for the nine months ended September 30, 2004 was 92.1% compared with 115.8% for the same period of 2003.

Dividend Declared

ProCentury’s Board of Directors has approved a cash dividend of two cents per share, payable December 2, 2004, to stockholders of record on November 15, 2004.

Conference Call

ProCentury’s third quarter 2004 results will be discussed in more detail on Tuesday, November 9, 2004 at 10:00 AM EST.

To listen to the call, please dial 1-800-374-1774 approximately five minutes prior to the start of the call. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EST on November 9, 2004 until midnight EST on November 12, 2004. The access number for the replay is 1-800-642-1687 and the Conference ID code is 1503890.

Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at www.procentury.com. Please access the website at least 15 minutes prior to the start of the call to register and to download any necessary audio software.

www.ProCentury.com	465 Cleveland Avenue, Westerville, Ohio 43082 Phone: 614/895-2000 Fax: 614/895-2707

About ProCentury Corporation

ProCentury Corporation (NASDAQ: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small-and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents and brokers.

NOTE ON FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

CONTACT:
Mary Magnani
Corporate Communications Manager
marymagnani@procentury.com
614-839-7528

www.ProCentury.com	465 Cleveland Avenue, Westerville, Ohio 43082 Phone: 614/895-2000 Fax: 614/895-2707

PROCENTURY CORPORATION AND SUBSIDIARIES
(Formerly ProFinance Holdings Corporation)
Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Premiums earned	$39,543	28,242	107,421	77,772
Net investment income	2,719	1,681	7,094	4,710
Net realized investment gains (losses)	(22)	648	122	847

Total revenues	42,240	30,571	114,637	83,329

Losses and loss expenses	24,518	17,130	64,406	62,542
Amortization of deferred policy acquisition costs	8,526	6,824	24,019	17,929
Other operating expenses	3,385	3,918	10,486	9,579
Interest expense	352	433	1,113	1,108
Interest expense on the redemption of Class B shares	—	—	518	—

Total expenses	36,781	28,305	100,542	91,158

Income (loss) before loss on sale of minority interest in subsidiary, net	5,459	2,266	14,095	(7,829)
Loss on sale of minority interest in subsidiary, net of transaction fees	—	(309)	—	(203)

Income (loss) before minority interest and income taxes	5,459	1,957	14,095	(8,032)
Minority interest	—	(1,695)	—	(1,150)
Income tax (benefit) expense	1,747	583	4,510	(2,930)

Net income (loss) from continuing operations	3,712	3,069	9,585	(3,952)
Discontinued operations	—	428	—	991

Net income (loss)	3,712	3,497	9,585	(2,961)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.28	0.61	0.98	(0.79)
Discontinued operations, net of taxes	—	0.09	—	0.20

Net income (loss)	$0.28	0.70	0.98	(0.59)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.28	0.61	0.98	(0.79)
Discontinued operations, net of taxes	—	0.09	—	0.20

Net income (loss)	$0.28	0.70	0.98	(0.59)

Weighted average of shares outstanding — basic	13,135,450	5,000,532	9,779,529	5,000,532

Weighted average of shares outstanding — diluted	13,179,052	5,000,532	9,803,101	5,000,532

Loss and loss expense ratio	62.0%	60.7%	60.0%	80.4%
Expense ratio	30.1%	38.0%	32.1%	35.4%

Combined ratio	92.1%	98.7%	92.1%	115.8%

PROCENTURY CORPORATION AND SUBSIDIARIES
(Formerly ProFinance Holdings Corporation)
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share data)

Assets	September 30, 2004	December 31, 2003
Investments	$290,981	165,387
Cash	5,208	5,814
Premiums in course of collection, net	10,466	9,686
Deferred policy acquisition costs	17,079	11,714
Prepaid reinsurance premiums	9,373	6,700
Reinsurance recoverable on paid and unpaid losses, net	35,426	42,042
Receivable from subsidiary available for sale	—	26,885
Assets available for sale	—	58,820
Other assets	10,406	5,065

Total assets	$378,939	332,113

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$146,569	129,236
Unearned premiums	80,423	62,139
Long term debt	25,000	34,133
Liabilities available for sale	—	51,233
Other liabilities	16,701	18,975

Total liabilities	268,693	295,716

Shareholders’ equity:
Common stock, without par value	—	—
Additional paid-in capital	98,610	26,866
Retained earnings	10,596	8,297
Accumulated other comprehensive income, net of taxes	1,040	1,234

Total shareholders’ equity	110,246	36,397

Total liabilities and shareholders’ equity	$378,939	332,113

Book value per share	$8.38	7.28

Number of common shares outstanding	13,155,995	5,000,532